EXHIBIT 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q1 2019 Earnings Call

Company Participants:

T. Wilson Eglin, Chairman, Chief Executive Officer and President

Beth Boulerice, Executive Vice President, Chief Financial Officer and Treasurer

Brendan Mullinix, Executive Vice President

Lara Johnson, Executive Vice President

James Dudley, Executive Vice President and Director of Asset Management

Heather Gentry, Senior Vice President of Investor Relations

Operator:

Good day, and welcome to the Lexington Realty Trust First Quarter 2019 Conference Call and Webcast. (Operator Instructions) Please note, this event is being recorded. I would now like to turn the call over to Heather Gentry of Investor Relations. Please go ahead.

Heather Gentry:

Thank you, operator. Welcome to Lexington Realty Trust First Quarter 2019 Conference Call and Webcast. The earnings release was distributed this morning and both the release and quarterly supplemental are available on our website at www.lxp.com in the Investors section and will be furnished to the SEC on a Form 8-K.

Certain statements made during this call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions; however, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time, could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and quarterly supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to adjusted company FFO refer to adjusted company funds from operations available to all equity holders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position or cash flow.

On today's call, Will Eglin, Chairman and CEO; Beth Boulerice, CFO; and Executive Vice Presidents, Brendan Mullinix, Lara Johnson and James Dudley, will provide commentary around our first quarter results.

I will now turn the call over to Will.

1

T. Wilson Eglin:

Thanks, Heather, and good morning, everyone. In the first quarter, we continued our repositioning efforts through the acquisition of high-quality industrial assets, advantageous sales execution and a reduction in our portfolio of noncore assets. Our industrial exposure was over 72% of total gross book value at quarter end compared to 51% one year ago, and we expect this number to continue increasing in the second quarter. To date, we've acquired $119 million of high-quality industrial product, totaling almost two million square feet. Our pipeline remains active as we underwrite new opportunities.

While pricing continues to be competitive as it has been for several years, we're finding good quality warehouse distribution product consistent with our investment strategy. Going in cap rates for the type of assets we are most interested in range from 5% to 6% depending on location, lease term, rental escalations, specs of the building and tenant credit quality. We are continuing to focus our efforts on warehouse distribution space with less emphasis on industrial properties with special characteristics, such as manufacturing and cold storage. Cold storage has been a frequent topic of conversation recently given its increased user demand and acceptance by institutional investors.

Quarter end, about 13% of our industrial portfolio was in cold storage, which we initially acquired at north of the 7% cap rate on average. Given cap rate compression in this asset class, it is quite possible that we would take profits and reinvest the proceeds into more easily repurposed warehouse and distribution facilities as opportunities arise rather than add to our current position.

In addition to property investments, we repurchased approximately 442,000 shares early in the first quarter at an average price of $8.13 per share, and we have over 10 million shares remaining to purchase if a window of opportunity occurs.

Moving on to dispositions, we remain on target to dispose of approximately $400 to $500 million of noncore primarily office assets this year and expect similar or better pricing compared to 2018. One sale I'd like to highlight from the first quarter was the disposition of an industrial facility which was sold at a 4.8% cap rate for a price 29% over our original 2016 build-to-suit cost basis. While this sale was not from our noncore bucket, we achieved a very attractive sale price that will allow us to accretively reinvest the capital into additional general purpose warehouse product. Other sales during and subsequent to quarter end included office and other noncore assets.

On the leasing side, industrial GAAP rent, excluding tenant reimbursements, increased 7%, and cash rent renewals increased 2% during the quarter. On overall renewals, GAAP rent, excluding tenant reimbursements, also increased 7% while cash rent was flat. We have minimal lease expirations remaining in 2019, and our asset management efforts will continue to focus on 2020 and other expirations and releasing or selling vacant properties.

In looking at same store NOI, we saw a decrease of about 2% when compared to the first quarter last year. This was primarily due to single tenant vacancy relating to tenant nonrenewals, but if we strip this vacancy out, same store NOI is up around 1%. Our single tenant lease structure provides for steady rental growth, so when we have unusual fluctuations in same store rent, it is typically the result of vacancy. We would expect over the long term that our industrial-focused portfolio will generate more predictable same store growth with relatively low risk.

2

Our balance sheet is in excellent shape. We ended the quarter levered 4.9x net debt to adjusted EBITDA, and we expect leverage levels to remain relatively low this year. We continue to be very well capitalized and still anticipate the 2019 acquisitions will be funded primarily from dispositions, although we have balance sheet flexibility as needed, including the recently expanded credit facility. Our focus continues to be on reducing our office and other noncore exposure and concentrating on our single tenant industrial strategy. As discussed, our disposition strategy is creating short-term FFO dilution, but the effect on AFFO is far less as we migrate away from an asset class that requires heavy capital expenditures to sustain occupancy.

Before I turn the call over to Brendan to discuss investments, I would like to congratulate Beth Boulerice in her new role as Chief Financial Officer at Lexington. Beth joined our firm in 2007 and previously served as our Chief Accounting Officer. We are excited to have her in this role as we move ahead. We also thank Pat Carroll for his 20 years of service as CFO, and we are pleased to have him stay on in our organization in a different capacity. You will hear from Beth shortly when she discusses our financial results in more detail.

With that, I'll turn the call over to Brendan.

Brendan Mullinix:

Thanks, Will. To date, we have acquired four warehouse facilities for $119 million at average GAAP and cash cap rates of 5.9% and 5.6%. Our first purchase during the quarter was a 380,000 square foot distribution facility well located in a desirable industrial park along Interstate 65 within the northwest submarket of Indianapolis. It was built in 2009 with modern specs for the current tenant, LaCrosse Footwear. The lease was recently renewed through July 2025. In connection with the renewal, approximately $1 million was invested into the property for upgrades, including LED lighting throughout the building and truck courts as well as the installation of additional dock doors, restrooms and updated racking systems. The facility serves as the primary distribution center for the company. Rent starts at $3.17 per square foot with annual rental increases averaging more than 2% a year.

Our second purchase during the quarter was an approximately 676,000 square foot distribution center located in Atlanta's most active submarket and adjacent to our facility leased to Georgia Pacific. The Carlstar Group, an industry leader of specialty tires and wheels, recently renewed its lease through October 2023. Rent starts at $2.85 per square foot with average annual escalators of more than 2%.

Subsequent to the quarter, we closed on a 408,000 square foot Class A distribution center that was completed in January. It is located in an established industrial park within a high-demand submarket of Greenville-Spartanburg, South Carolina, and is approximately 1.5 miles from Interstate 85, and 8.5 miles from the Greer Inland Port. The facility was spec built and leased prior to completion to credit tenant BMW for 5 years. It is situated close to the company's only assembly plant in the U.S., which has the highest production volume of all BMW plants worldwide.

3

Additionally, we acquired a 510,000 square foot facility in Dallas, Texas leased to Owens Corning. The property is located in the inner southwest Dallas submarket, approximately a 0.5 mile from Loop 12 and 2.5 miles from Interstate 20, with access to a strong labor force. The lease was extended at a current rental rate of $3.20 per square foot with 2% annual escalations.

In the second quarter, we anticipate closing on an additional $140 million or so of warehouse distribution facilities, representing over 2 million square feet. Our forward pipeline continues to be active as new supply continues to be leased to single tenants in many cases. Pricing hasn't changed considerably in the market, and we are finding well located, reasonably priced opportunities. Focus markets for us are those in Texas, the South and the Midwest, but we are not averse to adding to our position in other regions or entering new markets.

I will now turn the call over to Lara to discuss dispositions.

Lara Johnson:

Thanks, Brendan. Our 2019 disposition plan of approximately $400 million to $500 million of primarily noncore assets is underway. To date, we've sold $112 million of consolidated assets at average GAAP and cash cap rates of 6.3% and 5.7%. We expect the majority of remaining 2019 plan closings to be weighted to the back half of the year. First quarter dispositions included the industrial sale to the tenant for $79 million that Will mentioned earlier in the call, as well as a nonconsolidated rehab hospital in which we received net proceeds of about $2 million.

Following quarter end, consolidated asset dispositions of $33 million included office properties in Glendale, Arizona and Pascagoula, Mississippi, and the Memphis industrial facility previously leased to Sears. In addition, we sold a nonconsolidated office property. The consolidated assets sold to date produced approximately $6 million of annualized NOI.

In addition to what has been sold to date, the 2019 disposition plan includes another $150 million of noncore assets either under contract or in the market, with the remaining properties in the plan being prepared for sale. There is a possibility that additional assets could be sold beyond those contemplated in our 2019 plan.

As mentioned last quarter, the potential sale of our Dow chemical complex in Lake Jackson, Texas represents the most meaningful percentage of our 2019 disposition plan, and we anticipate the sale will likely be a late fourth quarter event. We expect this potential sale will generate a fairly substantial tax gain, and the timing of the sale is designed to give us lead time to line up investments for 1031 exchanges to enable us to defer the gain.

We continue to work diligently on decreasing our remaining noncore asset exposure, which represents just 28% of our overall gross book value at quarter end. Post-2019, noncore office and other sales are expected to be completed on a one off basis, although we are open to disposing of them sooner if the right opportunity arises. We are fully committed to completing our portfolio transition in the timeliest manner possible.

4

With that, I'll turn the call over to James, who will provide an update on leasing.

James Dudley:

Thanks, Lara. During the first quarter, we completed leasing of over 1.5 million square feet. The majority of this activity was approximately 1.3 million square feet of industrial lease extensions, which resulted in a cash rental increase of more than 2%. Our weighted-average lease term increased modestly to 9 years from 8.9 years at the end of the fourth quarter. We saw a slight decline in our leased portfolio versus last quarter to approximately 95% due primarily to the scheduled move out of Ricoh in our Houston, Texas office building during the quarter. Breaking this down further, our industrial portfolio is over 96% leased, while our office portfolio and other noncore asset portfolio is roughly 86% leased. We expect both our industrial and overall portfolio lease percentage to increase at the end of the second quarter given the 780,000 square foot reduction of vacant space in connection with the second quarter industrial disposition in Memphis.

As mentioned on last quarter's call, lease renewals completed during the quarter on the industrial side included a six-year extension with Jacobson Warehouse in Rockford, Illinois, which resulted in an 11% increase in cash rent, as well as two one-year extensions at each of our 2 Owens Corning industrial facilities in Hebron, Ohio, which both resulted in 1% cash rental increases with no TI, leasing or transactions costs.

Additionally, in connection with the 200,000 square foot Preferred Freezer facility expansion in Richland, Washington we discussed last quarter, we extended the lease term on the entirety of the space from 2035 to 2040. The expansion is expected to cost $67 million and produce a current yield of 7.45% when completed in early October.

On the office side, we signed a seven-year extension with T-Mobile in Oakland, Maine. The new lease term resulted in a decline in cash rent, although securing a long-term lease will help support the value in a sale above the debt balance. We also secured a new 12-year lease with Burns and McDonnell, who was the subtenant in our Kansas City, Missouri office, previously leased to Swiss Re. The property is being prepared for sale. We would not have executed on the new lease term if we did not expect to achieve a sales price in excess of the previous nonrecourse debt balance of $15.2 million.

Subsequent to the quarter, we signed a seven-year extension with L'Oreal at our 650,000 square foot industrial facility in Streetsboro, Ohio. Rent declined slightly, but we achieved 2.5% annual rental bumps, and we paid no TI or leasing costs in connection with the extension. Additionally, we signed a 10-year extension with CAE in our Whippany, New Jersey office building. The extension resulted in a decrease in rent, but the long additional term will help create value upon the sale of the asset.

5

Our major 2019 expirations have been or are being addressed through proactive leasing and sales efforts. On the office side, we are in negotiations with Quest Diagnostics, a subtenant of our T-Mobile property, in Lenexa, Kansas for a long-term lease. Our Midlothian, Virginia property is under contract to sell. And we are marketing for lease or sale our property in Indianapolis leased to John Wiley through October.

On the industrial side as mentioned, L'Oreal was renewed in the second quarter, and our Michelin facility, which is leased through the end of 2019 in Moody, Alabama is being marketed for sale or lease in anticipation of a move out at lease expiration. We are also making good progression on future expirations post-2019 and continue to work diligently on recent vacancies. While we are seeing positive activity in many instances, it's quite possible that we will sell some vacancy, particularly in the office portfolio, dependent on the building in the market.

With that, I will now turn the call over to Beth, who will discuss financial results.

Beth Boulerice:

Thanks, James. For the first quarter, net income attributable to common shareholders was $26 million, or $0.11 per diluted common share, and adjusted company FFO was $47 million, or $0.20 per diluted common share. Our adjusted company FFO payout ratio is very conservative at 51.3%.

2019 guidance for net income attributable to common shareholders is now within a range of $1.11 to $1.15 per diluted common share, and adjusted company FFO guidance remains unchanged from the previous quarter at a range of $0.75 to $0.79 per diluted common share.

First quarter gross revenues of $81 million represented a decrease compared to first quarter 2018, primarily due to property sales and lease expirations. Property operating expenses continued to decline and came in about $1 million less than the first quarter of 2018 at slightly over $10 million. Tenant reimbursements of property operating expenses represented about 68% of these expenses. Tenant reimbursements are now included within rental revenue on a statement of operations in accordance with the new leasing standards, which went into effect on January 1, 2019.

G&A expenses of $8.5 million in the first quarter decreased compared to $9 million for the same time period in 2018. In general, first quarter G&A compared to other quarters has been higher due to seasonal items that are unique to the first quarter. This quarter's G&A included $1 million in seasonal items as well as $700,000 in one-time items. Our estimated G&A forecast for the balance of the year is approximately $21 million to $22 million. Our industrial sale during the quarter resulted in a gain on sale of $21 million.

Leasing costs and tenant improvements were approximately $2 million in the first quarter, and we anticipate these costs to range between $18 million and $20 for the remainder of the year. This is always subject to change due to a variety of factors, including the timing of the completion of the improvement.

6

Our balance sheet is in great shape with optionality as it pertains to both capacity and flexibility. We had $180 million of cash, including restricted cash, at quarter end. Leverage continues to be low at 4.9x net debt to adjusted EBITDA. You will see two new line items on the balance sheet regarding operating lease right of use assets and operating lease liabilities due to the new lease accounting standard. As of March 31, 2019, operating lease right of use assets of approximately $41 million and operating lease liabilities of $42 million primarily related to our ground leases where we are the lessee.

At quarter end, our consolidated debt outstanding was approximately $1.5 billion with a weighted-average interest weight of approximately 4.2% and a weighted-average term of seven years. Unencumbered NOI represents more than 75% of our overall portfolio.

During the quarter, we amended and restated our revolving credit facility and 2021 term loans, which increased our available line to $600 million, extended the maturity of the revolver to February 2023 and reduced the applicable margin rates on both the term loan and the revolver.

Now I'll turn the call back over to Will.

T. Wilson Eglin:

Thanks, Beth. With that, I will now turn the call over to the operator who will conduct the question-and-answer portion of the call.

Operator:

We will now begin the question and answer session. (Operator Instructions) Our first question comes from Barry Oxford of D.A. Davidson. Please go ahead.

Barry Oxford:

Will, real quick, could you kind of go over in your opinion the rest of the office sales and those characteristics of those buildings, do you think it's going to be a little tougher than what you have sold? And do you think those might go at just a little bit of a higher cap rate than maybe the rest of the office portfolio has gone at?

T. Wilson Eglin:

Well, it's interesting, Barry, and I'll ask Lara to jump in. But this year overall, I think we'll do on a cap rate basis a little bit better than last year. And there's been some commentary from investors saying, "Gee, the things that you've sold that sell in the future are probably going to go off at higher cap rates." But we're actually making a lot of progress working through the renewal process. And I think that piece of the portfolio is more valuable than it was, say, a year ago. So we're quite optimistic that we're going to engineer more value out of what's left of the portfolio after we work through this year. So, overall, I think things are going well this year. It's not unusual to have disposition volume in first quarter that's a little light compared to the rest of the year; typically, the period between Thanksgiving and year-end is spent closing last year's business versus launching new sales.

7

Lara Johnson:

Right. I would agree with Will. In part, the reason that the plan will be so heavily weighted to the back half of the year is because we are having considerable success on the leasing front, and thus preparing the asset for sale at more attractive cap rates.

Barry Oxford:

Right, and the market's still very fluid, and therefore you feel confident that you can get through the bulk of the office asset sales by year-end. Is that a fair statement?

Lara Johnson:

Yes. We stated our plan is $400 million to $500 million of noncore sales this year. We're on target for that, as Will said. We will have asset sales continuing into 2020, but we do expect to execute on the plan we've laid out.

Barry Oxford:

Great. Thanks guys. I will yield.

T. Wilson Eglin:

Thanks Barry.

Operator:

Our next question comes from Sheila McGrath of Evercore ISI. Please go ahead.

Sheila McGrath:

Yes. I was wondering on the two acquisitions, the industrial buildings that you purchased in the quarter, they were in the five cap rate wise, I wonder if in place rents on those properties, how they look versus market rent.

Brendan P. Mullinix:

Sure. This is Brendan. In both instances, we felt as though the in-place rents were attractive relative to market. So in the Indianapolis asset, the rent was at $3.17 a foot, which is very favorable compared to a new construction. And as well on the Atlanta asset, that rental rate was just $2.85 a foot. So we were happy with the basis, the rental basis, that we were buying into in those buildings.

Sheila McGrath:

Okay, great. And then, Will, you mentioned considering sale of cold storage assets. You did just extend Preferred Freezer until 2040. I'm just wondering if that would be an asset you would be considering for sale. And do you think you can execute on cap rates inside of where you're acquiring industrial buildings?

T. Wilson Eglin:

Looking at that whole portfolio, cap rates have compressed a lot, and the values have increased quite a bit. The Preferred Freezer facility is one where we've seen a considerable appreciation in its value and is one where if we were to sell, if we do think that we would trade it at a cap rate in all likelihood below where we could reinvest in more generic warehouse and distribution.

8

Sheila McGrath

Are some of the cold storage assets already in your guidance for dispositions?

T. Wilson Eglin:

No. Nothing is in our guidance for dispositions, and nothing has reached the point where we would consider it a likely sale or a held for sale.

Sheila McGrath:

Okay. And last question. You mentioned in your release you're now at 72% of book value industrial. With the planned sales that you are under consideration for the year, where do you think that metric goes by year-end?

T. Wilson Eglin:

Well, if we can execute the sale plan and find good risks to take on the acquisition side certainly from a gross value standpoint, somewhere in the mid-80s is achievable. As I said, some of that depends on what we find to invest in. And with what's in the pipeline, that would put us for the first 6 months at about $260 million of new investments. So if we could replicate that in the back half of the year, we would have made a real step forward in terms of changing the portfolio mix.

Sheila McGrath:

Okay great. Thank you.

T. Wilson Eglin:

Thank you.

Operator:

Our next question comes from Todd Stender of Wells Fargo. Please go ahead.

Todd Stender:

I guess to start with Brendan, you mentioned some acquisition volume for Q2. Should we expect about the same pricing, cash cap rates in the mid-fives? And can you speak to the annual lease escalation, seems like that 2%-plus ballpark is maybe what you're getting in the market.

Brendan Mullinix:

Sure. First with respect to cap rate. It does look that going forward that will be in a similar range. And then in terms of escalation structures, 2% per annum continues to be the most common structure, although as outlined in my notes, we did slightly better than that.

Todd Stender:

And how about lease term? You did acquire a facility in Q1 with five years remaining. What does that do to the cap rate? Should we expect cap rates to come up a little bit, or are you not playing in that five and fewer years ballpark?

9

Brendan Mullinix:

No. We, I mean, I would say that I expect us to continue to look at opportunities in that lease duration range. What we've seen in the market is that there's been more investment opportunities in the spec built category as opposed to build-to-suit, where you often see longer lease terms. So we'll continue to invest in that space where we think that the building quality and the rental rates are supportive of favorable long-term returns. And then in terms of cap rate, as I said, I think that the cap rate will continue to be in the range of where we've invested this year and last.

Todd Stender:

Okay. Thank you. And then I guess on the, when you look on the sales front, if you take the two Owens Corning deals that were lease extensions of two years in the quarter, does that suggest they will be teed up for sale, or not necessarily?

Lara Johnson:

Not at this point. We don't have those in the pipeline. Although they've been short lease extensions historically, the tenant has had considerable fidelity to those assets.

T. Wilson Eglin:

Yes, we consider that the tenant exercised a renewal there at a fixed rent that we feel is inexpensive relative to market, so we wouldn't want to sell the real estate when it was encumbered by a below market lease.

Todd Stender:

Okay. Thanks, and just the last one. With the Preferred Freezer expansion, you mentioned the cost; are they contributing? Is Preferred contributing any capital to the facility, or this is strictly your capital and you'll get incremental rent on that?

James Dudley:

It's our capital that we're going to get incremental rent on.

Todd Stender:

Okay, thank you.

T. Wilson Eglin:

Thanks Todd.

Operator:

Our next question comes from Craig Mailman of KeyBanc Capital Markets. Please go ahead.

Craig Mailman:

Hey guys. Just on the potential cold storage sales, some of these are bigger assets from a dollar volume perspective. I mean, and they'll probably have some embedded gains in them. Do you guys feel like you can find 1031 assets of that scale in industrial to shelter the gains? Or may you guys have to potentially kind of tweak the dividend at all?

T. Wilson Eglin:

Well, one of the challenges in the business plan this year is to complete 1031 exchanges and avoid a special distribution. So, part of the sequencing, especially around Dow, and obviously if something showed up as a sale in the cold storage area, that would add rent incremental 1031 exchange need. So, we think that we can manage the gains. And for the first 6 months of the year, we will have met our objectives at least from a volume standpoint in terms of adding new assets that we can use to complete exchanges. But it is a challenge, but right now it's one that we think we can manage.

10

Craig Mailman:

Okay. Then, just on the sub-five cap rate sale in industrial. Sounds like, was that a tenant purchase option, or did they just come to you looking to buy the asset?

Lara Johnson:

They came to us looking to acquire the asset.

Craig Mailman:

Okay. And as you guys look at the portfolio, outside the cold storage assets which likely will have this opportunity, I mean, how much of the industrial do you think has compressed enough that they would be good candidates to maybe market it to redeploy and capture that value creation?

T. Wilson Eglin:

Well, quite a bit. I mean, we bought over $1 billion worth in this sector in the last few years, and there's been rents have been growing, and cap rates have been either constant or slightly down. So, there are embedded gains. As I said, we have a lot of capital to redeploy this year. We're certainly happy to respond to outside reverse inquiry on purchases of anything in the portfolio. We have a couple of industrial properties that don't meet our criteria for long-term holds that are in the plan, but they're not significant dollars at this point.

Craig Mailman:

I mean, that was helpful. Just as you guys finish up the noncore sales or get through the big bulk of them, just if the stock price doesn't go in your favor to a point where you can issue equity that continue to grow, I mean, could we see in 2020 or '21 just a churning of the industrial portfolio just to continue to try to spread it assuming the asset class continues to have the momentum that it has, or would you guys--

T. Wilson Eglin:

No. You could if that's our best source of capital, for sure. That's possible.

Craig Mailman:

Great. Thanks guys.

Operator:

Our next question comes from Jon Petersen of Jefferies. Please go ahead.

11

Jon Petersen:

Great. Thanks. On the One World Technologies, it's obviously a very low cap rate there which you've all talked about. Just kind of curious high level if you could talk about anything to read into this with changes in lease accounting, and desire of companies to own buildings rather than leasing buildings and what that's doing to the build-to-suit market?

Lara Johnson:

Right. We think that was among the factors that drove the tenant's interest in the property. They were also contemplating a potential expansion onto land they own adjacent to the property. But we do believe that was among the factors they considered. We do regularly explore that with our tenants for properties that we have slated for sale, and that is our first step in the disposition process, is to discuss a potential tenant acquisition of any of our single tenant properties.

Jon Petersen:

Do you expect to see more of that going forward versus what you've seen historically?

Lara Johnson:

You know, we think it's a possibility. It hasn't been a universally positive reaction from tenants in terms of motivating them to want to own their own real estate, but we see the logic in it and imagine that that might be an increasing possibility for tenants.

Jon Petersen:

Okay. And Will, I think you mentioned in your prepared comments that same store NOI, once you move to a pure industrial portfolio, would certainly have been better than, I think, about negative 2.5%, I think is what it was this quarter. But as you looked at your portfolio today and kind of segmented it out, and can you give us a sense of what same store NOI would have been if you -- just looking at your core industrial portfolio today?

Beth Boulerice:

Yeah. Hi, this is Beth. If we do look at our industrial portfolio, most of our new acquisitions that we've been getting have been in the 2% range or more. So we anticipate that same store NOI, if we stripped out the vacancy, would be in that range.

Jon Petersen:

Alright, okay. Thank you very much.

Operator:

Our next question comes from John Massocca of Ladenburg Thalmann. Please go ahead.

Brandon Travis:

Good morning, this is Brandon Travis on with John. Can you comment on how cap rates have trended for office properties with less than five years of lease term relative to those with five to 10 years?

12

Lara Johnson:

Yes. So, we've seen a very positive investor reception for assets of 10 or more years, and a strong availability of capital for those assets. For assets that are of shorter duration or a multitenant, it's really asset specific and market specific. Single tenant properties with five years remaining, we typically see 1031 buyers looking. And the characteristics of the property and the tenancy really drive the cap rate, so it's tough to generalize on those.

Brandon Travis:

Okay. That’s all. Thank you.

Operator:

This concludes our question-and-answer session. I would like to turn the conference back over to Will Eglin for any closing remarks.

T. Wilson Eglin:

Thank you, everyone, for joining us this morning. And as always, please visit our website or contact Heather Gentry if you would like to receive our quarterly materials. In addition, you may contact me or the other members of our senior management team with any questions. Thanks again, and have a great day.

Operator:

The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.

13